Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated February 5, 2014

The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the "PowerShares DB Crude Oil ETNs") provide investors a way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil future contracts. The Long ETN is based on the Optimum Yield[] version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

   Fact Sheet Prospectus                                          Download Historical Repurchase Value
-------------------------- -------- ---------------- ----------- -------------------------------------
Financial Details
                                     OLO             SZO         DTO           -
                                     2/4/2014        2/4/2014    2/4/2014      -
Last Update                          2:26 PM EST     3:37 PM EST 3:59 PM EST   -
Price                                13.09           40.00       36.54         -
Indicative Intra-day Value           13.24           39.79       36.66         -
Last End of Day Repurchase Value(1)  13.1382         40.1006     37.227        -
Last Date for End of Day Value       2/3/2014        2/3/2014    2/3/2014      -
                                    ---------------- ----------- ----------- ------ ------ ----------- ---------
PowerShares DB Crude Oil ETN and      ETN and Index History(%)
Index Data                                                                                               ETN
                                    As of 12/31/2013                  1 Year 3 Year 5 Year 10 Year     Inception
Ticker Symbols                      ETN Repurchase Value(1)
Crude Oil Long               OLO
                                    Crude Oil Long                      6.41  -0.58   6.40       -      -10.27
Crude Oil Short              SZO
                                    Crude Oil Short                    -9.33  -3.93  -9.07       -       8.37
Crude Oil Double Short       DTO
                                    Crude Oil Double Short            -20.07 -12.58 -23.60       -       6.38
Intraday Indicative Value Symbols
Crude Oil Long             OLOIV    ETN Market Price(2)
Crude Oil Short            SZOIV    Crude Oil Long                      6.34  -0.75   7.39       -       -9.79
Crude Oil Double Short     DTOIV    Crude Oil Short                    -9.87  -4.06  -9.62       -       7.78

CUSIP Symbols
Crude Oil Long         25154K866
Crude Oil Short        25154K874
Crude Oil Double Short 25154K809
Details
ETN price at listing       $25.00
Inception date            6/16/08
Maturity date              6/1/38
Yearly investor fee        0.75%
Listing exchange       NYSE Arca
DB Optimum Yield Crude
                       DBLCOCLT
Oil[] Index
DB Standard Crude Oil
Index                    DBRCLTR

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure Acceleration risk Credit risk of the issuer
Potential lack of liquidity

Benefits

Leveraged and short notes Relatively low cost Intraday access Listed
Transparent

Crude Oil Double Short              -20.64 -12.69   -24.65 - 5.84
Index History
Deutsche Bank Liquid Commodity
                                      7.15   0.10     7.17 - -9.58
Index-Optimum Yield Oil
Deutsche Bank Liquid Commodity
Index-Oil                             6.08  -2.45     1.68 - -17.53
Comparative Indexes(3)
SandP 500 Index                        32.39 16.18    17.94  - 8.21
Barclays U.S. Aggregate              -2.02   3.26     4.44 - 4.94
------------------------------ ----------- -------- ------ -----------
Long Index Weights
As of 2/3/2014
Commodity                      Contract Expiry Date        Weight (%)
Light Crude                              6/20/2014              100.00
------------------------------ -------------------- ------ -----------
Short Index Weights
As of 2/3/2014
Commodity                      Contract Expiry Date        Weight (%)
Light Crude                              2/20/2014              100.00

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN repurchase value performance figures reflect repurchase value, which would require investors to have a minimum number of shares (found in pricing supplement). Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information.
Investors holding less than the minimum number of shares required to effect a repurchase would have to sell their shares at prevailing market prices, which may be at a discount to the repurchase value. See "ETN Market Price" in this table. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the
Deutsche Bank Liquid Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. ETN repurchase value is based on a combination of the monthly returns from the relevant Commodity Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil
ETNs, less the investor fee. The Long ETN is based on the Deutsche Bank Liquid
Commodity Index --Optimum Yield Crude Oil[], and the Short and Double Short
ETNs are based on the standard version of the Deutsche Bank Liquid Commodity
Index -- Light Crude[] (the "Commodity Indexes"). The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2)ETN market price performance is calculated using the change in the bid/ask midpoint at 4 p.m. ET expressed as a percentage change from the beginning to the end of the specified time period.

(3)The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.

Important Risk Considerations
The PowerShares DB Crude Oil ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse

monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Crude Oil ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Crude Oil ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the PowerShares
DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB
Crude Oil ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs provide concentrated exposure to notional positions in crude oil commodity futures contracts. The market value of the
PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. Because the ETNs provide concentrated exposure to notional positions in futures contracts of a single commodity sector, they are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The DB Crude Oil Double Short ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbxus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you
may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may
request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns/crudeoil

2/5/2014